Exhibit 6.11

AMENDMENT NO. 2

TO LICENSE AGREEMENT NO. 2017-03-0236 (THE “AGREEMENT”)

BETWEEN GLOBAL CANCER TECHNOLOGY, INC. AND THE UNIVERSITY OF CALIFORNIA FOR CASE NOS. SD2013-199 AND SD2020-395

(SD2016-342 EXCLUDED STARTING AMENDMENT #2 DATE)

This amendment (“Amendment #2”) is made by and between Global Cancer Technology, Inc. a Nevada corporation, having an address at 16776 Bernardo Center Dr., Suite 203, San Diego, CA 92128 (“LICENSEE”), and The Regents Of The University Of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), as represented by its San Diego campus having an address at University of California, San Diego, Office of Innovation and Commercialization, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

When signed by both parties, this Amendment #2 is effective as of the date of the last signature below (“Amendment #2 Date”).

WHEREAS, LICENSEE entered into a license agreement with UNIVERSITY docketed under UC Control No. 2017-03-0236 (the “Agreement”), effective November 18, 2016 (“Effective Date”) and amended under Amendment #1 effective June 6, 2020;

WHEREAS, on March 4, 2021 UNIVERSITY sent LICENSEE a notice of non-compliance with the terms of the Agreement (the “Notice”) with sixty days to remedy the default to avert termination of the Agreement and, in response, on March 29, 2021, LICENSEE provided UNIVERSITY a document updating LICENSEE’s progress to date versus its diligence milestones under the Agreement, plan of commercialization and plan of capitalization (the “Report”);

WHEREAS, based on its Report LICENSEE requested UNIVERSITY for a reprieve of the possibility of termination of the Agreement in the absence of a remedy to the default within the Notice’s sixty-day cure period;

WHEREAS, UNIVERSITY is willing to provide LICENSEE said a reprieve but only under the conditions presented in this Amendment #2;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Agreement and otherwise agree as follows:

I. Under Background, paragraph A is hereby amended and restated in its entirety as shown below:

A. The inventions disclosed in UCSD Disclosure Docket Nos. SD2013-199 "Wide Field Low Dose Irradiation to Activate an Anti-Tumor Pro-Drug Carried by a Nanovehicle (Nanoparticle)", and SD2020-395 “Nanoscintillator Based COVID-19 Treatment” (hereinafter and collectively, the “Invention”), were made in the course of research at UCSD by Dr. Milan Makale and his associates (hereinafter and collectively, the “Inventors”) and are covered by Patent Rights as defined below.

II. Under ARTICLE 1. DEFINITIONS, the following terms are amended as shown below.

•	Definition 1.2 is hereby amended and restated to read in its entirety as follows:

1.2 “Field” means in-vivo delivery in humans of therapeutics solely for: a) breast cancer; and, b) COVID-19. For clarity, all other disease indications, and in-vivo delivery of therapeutics for such, are specifically excluded from this Agreement.

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•	Definition 1.6 is hereby amended and restated to read in its entirety as follows:

1.6 “Patent Rights” means UNIVERSITY’s rights in the claims of any of the following: the US Patent 10.864,272 and US Patent Application serial number 17/099,663, both titled “Scintillator Nanocrystal-Containing Compositions and Methods for Their Use”; and the US Provisional Patent Application serial number 63/041,682 “Nanoscintillator-Based Coronavirus Treatment”; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

•	Definition 1.9 is hereby amended and restated to read in its entirety as follows:

1.9 “Term” means the period of time beginning on the Effective Date and ending on the earlier of the expiration date of the longest-lived Patent Rights, or the date of any termination pursuant to ARTICLE 7. TERMINATION OR EXPIRATION OF THE AGREEMENT.

III. Under ARTICLE 2. GRANTS, the following terms are amended as shown below.

•	Paragraph 2.1 is hereby amended and restated to read in its entirety as follows:

2.1	License.

(a)  Subject to the limitations set forth in this Agreement and Sponsor Rights, UNIVERSITY hereby grants to LICENSEE a license under Patent Rights to make, use, sell, offer for sale, and import Licensed Products, in the Field within the Territory and during the Term. LICENSEE may extend such license to its Affiliates, provided that LICENSEE will be responsible for such Affiliates.

The license granted herein is Co-exclusive for Patent Rights and UNIVERSITY may grant further licenses under Patent Rights in the Field, within the Territory and during the Term to up to two other business entities. For the purpose of this Agreement, a “Co-exclusive” License means one of at most three licenses under Patent Rights in the Field, within the Territory and during the Term (including LICENSEE’s) that includes a right to grant Sublicenses (see 2.2 below). For clarity, UNIVERSITY reserves all rights to grant further licenses under Patent Rights outside the Field to third parties.

(b) LICENSEE may inquire whether UNIVERSITY has granted a license under Patent Rights to other parties (“Other Licensee(s)”) and, if it has, request UNIVERSITY to seek permission from Other Licensee(s) to disclose Other Licensee(s)’ name to LICENSEE, provided that LICENSEE gives UNIVERSITY permission to similarly disclose LICENSEE’s name to Other Licensee(s). UNIVERSITY, through the licensing professional responsible for this Agreement, shall act on said request and, if it receives both licensees’ permissions to do so, disclose one licensee’s name to the other.

•	Paragraph 2.2(a) is hereby amended and restated to read in its entirety as follows:

2.2	Sublicense.

(a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicenses to third parties during the Term.

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IV. Under ARTICLE 3. CONSIDERATION, the following terms are amended as shown below.

•	Paragraph 3.2 is hereby amended and restated to read in its entirety as follows:

3.2 Patent Costs. LICENSEE shall reimburse UNIVERSITY for all outstanding past Patent Costs (prior to Amendment #2 Date) according to the schedule provided in Paragraph VIII below of this Amendment #2, and its pro-rata share of all future (Amendment #2 Date) Patent Costs incurred during the Term in the Territory within thirty (30) days following the date an itemized invoice is sent from UNIVERSITY. Pro-rata here means divided equally among all concurrent licenses under Patent Rights.

•	Paragraph 3.3(b) is hereby amended and restated to read in its entirety as follows:

(b)     If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(i)-(ii), then UNIVERSITY shall have the right and option to terminate this Agreement, pursuant to paragraph 7.1 Termination by UNIVERSITY. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

V. Under ARTICLE 7. TERMINATION OR EXPIRATION OF THE AGREEMENT

•	Paragraph 7.1 is hereby amended to add a new paragraph 7.1(c) as follows:

(c)  In the case where LICENSEE has been issued a notice of default pursuant to 7.1(b) and, as a measure towards curing the default, UNIVERSITY agrees to amend the Agreement during the sixty (60)-day period after said notice, the conditions for termination of the Agreement by the UNIVERSITY stated in the corresponding written amendment shall govern.

•	Consequently, under this Amendment #2, the conditions for termination of the Agreement by the UNIVERSITY as stated in Paragraph IX below shall hereby govern.

VI. Under ARTICLE 10. MISCELLANEOUS PROVISIONS

•	Paragraph 10.3 is hereby amended and restated to read in its entirety as follows:

10.3 Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY. In the case where LICENSEE has been issued a notice of default pursuant to 7.1(b), UNIVERSITY reserves the right to withhold consent to any request by LICENSEE to assign this Agreement to a third party.

VII.  All other terms and conditions of the Agreement remain unchanged unless and until renegotiated pursuant to Paragraph VIII below of this Amendment #2.

VIII. As consideration for entering into this Amendment #2, LICENSEE shall:

A.	Within thirty (30) days after the Amendment #2 Date, in support of its due diligence tasks and milestones under the Agreement, proceed with the effort to raise nine million dollars (US$9M) via a Regulation A+ mini IPO (initial public offering);
B.	Within three (3) months after the Amendment #2 Date, raise at least one and a half million dollars ($1.5M) through its mini IPO and other means;

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C.	Within four (4) months after the Amendment #2 Date, as partial due diligence to enable timely commercialization of Inventions under the Agreement, commit at least one million dollars ($1M) of the capital raised to directly fund the development of nanoscintillator Licensed Products and provide documentation of said commitment to UNIVERSITY (e.g., consultant contracts, research/collaboration/partnership agreements or MOUs, hiring documents for technical staff, lease of lab facilities, and the like);
D.	Reimburse UNIVERSITY all outstanding past Patent Costs (“OPPC”), invoiced to LICENSEE prior to Amendment #2 Date ($27,506.55 as of April 1, 2021), at the earlier of thirty (30) days after raising at least one hundred fifty thousand dollars ($150,000), or according to the following schedule:

#	Amount	Due Date (after Amendment #2 Date or “A2D”)
1	$6,000	2 month after A2D
2	$8,000	3 months after A2D
3	Balance of OPPC	4 months after A2D

E.	No later than five (5) months after Amendment #2 Date, negotiate with UNIVERSITY new diligence reflecting LICENSEE’s updated commercialization plan for Licensed Products and financial terms addressing fees that remain outstanding under the Agreement ($42,500 before interest as of April 1, 2021) within the context of LICENSEE’s license being converted to a Co- exclusive license in the redefined Field pursuant to this Amendment #2;
F.	Within six (6) months after the Amendment #2 Date, in alignment with LICENSEE’s Report, complete the Phase 1(a) nanoscintillator development tasks (finalize SNP synthetic protocol; attach linker and payload; characterize particle stability and payload release kinetics with irradiation); and,
G.	Provide UNIVERSITY monthly written progress reports on above items A-F (via oic- reports@ucsd.edu) by the end of each month within the seven (7) month period after Amendment #2 Date. Each monthly progress report shall include evidence of accomplishing the Phase 1(a) technical goals, which evidence shall be assessed by UNIVERSITY relative to the pertinent diligence milestone(s).

IX.  If LICENSEE fails to perform any of its obligations A-G specified in paragraph VIII of this Amendment #2, or fails to make timely payment to UNIVERSITY for any amount first invoiced after Amendment #2 Date, or is found to be at fault pursuant to 7.1(a) of the Agreement in addition to faults noted in the Notice, and such failure or fault is not remedied within thirty (30) days of LICENSEE receiving written notice of such from UNIVERSITY, then UNIVERSITY shall thereafter have the right to immediately terminate the Agreement by written notice.

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IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Amendment #2 by their respective and duly authorized officers on the day and year written.

GLOBAL CANCER TECHNOLOGY, INC.:		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By:	/s/ John Clark	By:	/s/ Donna M. Shaw
	(Signature)		(Signature)

Name:	John Clark	Name:	Donna M. Shaw

Title:	CEO	Title:	Associate Director,
Office of Innovation and Commercialization

Date:	4/27/2021		4/22/2021

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